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                                                                                                                  Exhibit 11.1

                                                   Micro Linear Corporation
                                        Statement Re Computation of Earnings Per Share
                                                         (Unaudited)
                                            (In thousands, except per share data)

                                                                Three Months                       Six Months
                                                                    Ended                            Ended
                                                                  June 30,                          June 30,
                                                        ------------------------------    -----------------------------
                                                           1996             1995             1996             1995
                                                        ------------    --------------    ------------    -------------

    Net income......................................         $1,836            $2,178          $4,819           $3,896
                                                        ============    ==============    ============    =============

    PRIMARY:
    Weighted average common shares outstanding......         12,343            12,060          12,385           12,017

    Common equivalents attributable to:
         Convertible preferred shares...............              -                 -               -                -
         Options and warrants.......................          1,152             1,633           1,132            1,595
                                                        ------------    --------------    ------------    -------------
    Total weighted average common and common
         equivalent shares outstanding..............         13,495            13,693          13,518           13,612
                                                        ============    ==============    ============    =============

    Net income per share............................       $   0.14         $    0.16        $   0.36        $    0.29
                                                        ============    ==============    ============    =============


    FULLY DILUTED:
    Weighted average common shares outstanding......         12,343            12,060          12,385           12,017

    Common equivalents attributable to:
         Convertible preferred shares...............              -                 -               -                -
         Options and warrants - using quarter-end
              market price..........................          1,152             1,744           1,133            1,681
                                                        ------------    --------------    ------------    -------------
    Total weighted average common and common
         equivalent shares outstanding..............         13,495            13,804          13,519           13,698
                                                        ============    ==============    ============    =============

    Net income per share............................      $    0.14         $    0.16       $    0.36        $    0.28
                                                        ============    ==============    ============    =============
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